UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2011

THE SAINT JAMES COMPANY
(Exact Name of Registrant as Specified in Charter)

North Carolina	000-13738	56-1426581
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Broadway Plaza, 520 Broadway, Suite 350 Santa Monica CA 90401
(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code:  (818) 880-5285

N/A
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2010, the Chief Executive Officer of The Saint James Company (the “Company”) was advised of the death, on November 9, 2010, of Wayne Gronquist, the Secretary and a Director of the Company.

On February 17, 2011, Richard Hurst, Chief Executive Officer and a Director of the Company and of The Saint James EOS Wine Company (“EOS”), a subsidiary of the Company, and the sole remaining Officer or Director of the Company and EOS, tendered his resignation from both the Company and EOS.

Section 8 – Other Events.

Item 8.01. Other Events.

As previously reported, on April 20, 2010 The Superior Court of the State of California in San Luis Obispo entered an Order on the motion of Farm Credit West appointing Mark Burrell of Westmark LLC as Receiver over the operations of Sapphire Wines LLC (“Sapphire”). The Receivership remains in place, and the Foley Wine Group has acquired the assets secured by Farm Credit West.

The other principal creditors of EOS, Sapphire and Emerald Wines, LLC (“Emerald”), being EPT DownReit, LLC, Paso Robles VinREIT, LLC and Briarcliff Wine Group have all secured default judgments against EOS, Sapphire and Emerald for monies owed. Litigation by these creditors against the previous owner of Sapphire and Emerald, namely Saphire Advisors and/or Jeffrey Hopmayer, is proceeding.

As a result of the foregoing, the Company has no operations and is no longer operating or engaged in any commercial business activity.

Section 9 - Financial Statements and Exhibits.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number                Exhibit Description

17.1                                      Resignation of Richard Hurst from the Company and EOS

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 17, 2011

By:	/s/ Richard Hurst
Richard Hurst
Chief Executive Officer